CODE OF ETHICS & BUSINESS CONDUCT 2024

A LETTER FROM OUR PRESIDENT & CHIEF EXECUTIVE OFFICER

A cornerstone of Myers Industries, Inc.’s (“Myers” or the “Company”) success has been our employee’s everyday demonstration of a high degree of professionalism and our core value of “Integrity: Our word is our bond; we do what we say we are going to do.” As such, it is important that we provide clear guidelines regarding how we should approach important issues and decisions that may arise as we strive to provide the best service to our customers and the best work environment for our employees. This Code of Ethics & Business Conduct (the “Code”) is intended to help employees promote integrity throughout the Company and to be the key source for that guidance.

The objective of this Code is to provide information on the expectations and processes that should guide our business behavior on a variety of issues. Every effort has been made to ensure that this Code is clear, practical, and consistent. However, no document can address every situation, so I encourage you to raise questions to your manager or other appropriate person if something is unclear.

At Myers, we are strongly committed to the expectations and guidelines expressed in this Code. I hope it is a helpful guide for how we do business and I fully anticipate that everyone from the Board of Directors to the newest employee will embrace and adhere to it. Thank you for your continued commitment to making this Code and our integrity an integral part of Myers’ business practice and success.

/s/ Michael P. McGaugh

Michael P. McGaugh

President and Chief Executive Officer

CODE OF ETHICS & BUSINESS CONDUCT 2024

I.
CODE OF ETHICS & BUSINESS CONDUCT APPLICABILITY

The Board of Directors of Myers (the “Board”) has adopted this Code. This Code applies to all directors, officers, and employees of Myers and they are expected to comply with this Code.

II.
RESPONSIBILITY & ACCOUNTABILITY

Responsibility for the Company’s commitment to integrity rests with each employee. All employees are expected to:

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Adhere to the highest standards of ethical business conduct.
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Know and comply with this Code and our other Company policies and procedures.
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Maintain a work environment that encourages open and honest communication regarding ethics and business conduct issues and concerns.
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Avoid placing, or seeming to place, pressure on employees that could cause them to deviate from acceptable ethical behavior.
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Seek advice and guidance when unsure of a specific action.
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Report suspected violations of this Code.

Employees who violate this Code will be subject to disciplinary action up to and including termination of employment. Violations also may result in civil or criminal penalties. An employee who witnesses a violation and fails to report it may be subject to discipline, and a manager may be subject to discipline to the extent that a violation reflects inadequate oversight.

Retaliation against employees who report what they believe in good faith to be an act of misconduct or violation of this Code or any law or regulation applicable to the Company, who assist another in making such a report or who cooperate with an investigation of any such violation is strictly prohibited and will result in disciplinary action up to and including termination of employment.

III.
ETHICAL CONDUCT

The Company aspires to conduct its business in accordance with uncompromising ethical standards and in full compliance with all laws and regulations. All Company relationships should be based on integrity. The Company expects every employee to adhere to high ethical standards, promote ethical behavior and be honest and forthright in dealings with one another as well as with customers, suppliers, competitors, business partners and the public. Employees must not engage in conduct or activity that may raise questions as to the Company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the Company. Every action should be judged by considering whether it is legal, fair to all concerned, in the best interests of our stakeholders, employees and customers and able to withstand public scrutiny.

Because of their role in the Company, Finance Officers and Finance Department Personnel are also subject to the Code of Ethical Conduct for the Finance Officers and Finance Department Personnel attached hereto as Exhibit A.

CODE OF ETHICS & BUSINESS CONDUCT 2024

IV.
COMPLIANCE WITH LAWS

The Company and its directors, officers and employees must obey and comply with all applicable laws, rules, and regulations that affect the Company’s business in the cities, states and countries in which the Company operates. Some of the more common laws and regulations are discussed in this Code. Although the Company does not expect its employees to be experts in legal matters, it holds each employee responsible for being familiar with the laws governing his or her areas of responsibility. If you have a question concerning the application of any law or regulation to a contemplated action, it is your responsibility to seek guidance. Questions about compliance should be addressed to the Company’s senior legal officer.

V.
INSIDER TRADING

All directors, officers and employees must comply with the Company’s Insider Trading Policy and Procedures, a copy of which can be found on the Company’s Investor Relations website. Generally, no director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, or purchase or sell another company’s securities while in possession of material non-public information regarding that company. Also, no director, officer or employee of, or consultant or contractor to, the Company and no member of the immediate family or household of any such person, shall disclose (“tip”) material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of the company(ies) to which such information relates, nor shall any such insider make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.

VI.
EQUAL OPPORTUNITY

The Company’s policy on equal employment opportunity prohibits discrimination based on race, color, religion, national origin, sex, age, pregnancy, genetic information, sexual orientation, gender identity or expression, physical or mental disability or veteran or any other status or classification protected by applicable federal, state or local law. This policy applies to all terms and conditions of employment, including but not limited to, recruiting, hiring, transfers, placement, promotions, terminations, development, training, compensation, benefits, and advancement at the Company. The bases for these terms and conditions of employment are qualifications, performance, skills and experience. We request the same from our suppliers.

For more information, please reference our Human Rights Policy and our Supplier Code of Conduct.

CODE OF ETHICS & BUSINESS CONDUCT 2024

VII.
ANTI-DISCRIMINATION & ANTI HARASSMENT

We are committed to maintaining a work environment free from all forms of discrimination, harassment and abusive behavior. All directors, officers and employees must treat their co-workers, as well as employees of our customers, suppliers and contractors, with respect. We will comply with all national and local laws and regulations, including international treaties concerning human rights, social rights and labor rights. We seek to do business with manufacturers, distributors, vendors and other suppliers who share our commitment to human rights and favorable working conditions.

In keeping with our commitment, the Company will not tolerate discrimination, sexual or other illegal harassment, disrespectful or inappropriate behavior, physical or verbal abuse, or bullying or any other form of intimidation, unfair treatment or retaliation of any kind. Harassment consists of unwelcome conduct, whether verbal, physical or visual, that is based upon a person’s protected status, such as race, color, religion, national origin, sex (including pregnancy), age or disability, veteran status, pregnancy, genetic information, citizenship status, gender identity or expression, or any other reason prohibited by law. We prohibit acts or threats of physical harm or violence, hostile physical contact, including intimidation, or coercion on Company property or in connection with Company operations. All employees are responsible for helping assure that we avoid harassment in the workplace and immediately reporting any harassment experienced or witnessed.

For more information, please reference our Human Rights Policy and our Supplier Code of Conduct.

VIII.
HUMAN RIGHTS

We strive to respect and promote human rights as a fundamental value. We are committed to respecting and serving our employees, strategic business partners, suppliers, customers and respective communities while being stewards of our facilities and the environment. We do not knowingly associate or do business with any individual or company that participates in any of the following: exploitation of children or child labor, physical punishment, forced or compulsory labor, unlawful discrimination and occupation, or human trafficking.

We will not use or tolerate the use of forced, debt-bonded, indentured, slave or harmful child labor or human trafficking in its business or supply chain, nor will we knowingly accept products or services from suppliers that employ or utilize child or forced labor in any manner. This includes recruiting, harboring, transporting, providing, receiving or obtaining of a person for labor services using force, fraud, coercion or abduction for the purpose of involuntary servitude, peonage, debt bondage or slavery. We will not destroy, conceal, hold or otherwise deny access by employees to their identity or immigration documents, such as passports, work permits or drivers’ licenses, regardless of issuing authority, except where the holding of such document by the employer is required by law.

For more information, please reference our Human Rights Policy and our Supplier Code of Conduct.

CODE OF ETHICS & BUSINESS CONDUCT 2024

IX.
DRUG-FREE WORK PLACE

Our policy is to provide a working environment free of the problems associated with the use and abuse of controlled substances or alcohol. The distribution, dispensing, possession or use of illegal drugs or other controlled substances, except for approved medical purposes, at any Company office or site where Company employees are engaged in work-related activities is strictly prohibited. In no event should any employee be under the influence of alcohol, illegal drugs or controlled substances (other than controlled substances approved for medical purposes) while present at any such office or site.

X.
ENVIRONMENTAL HEALTH & SAFETY

We strive to operate in a safe, responsible manner that respects the environment and the health and safety of our employees, our customers and the communities where we operate. Environmental Health & Safety (“EHS”) excellence is core to our business strategy. All directors, officers and employees are expected to understand and promote our EHS policy and EHS Principles (as defined below).

Our EHS Principles are designed to facilitate and maximize our compliance with Myers’s specific rules and policies for workplace health and safety and environmental protection, as well as with all applicable governmental health, safety and environmental regulations. These principles are as follows (collectively, the “EHS Principles”):

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We value human life above all else and will manage risks accordingly.
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Our goal is to prevent all injuries in the workplace.
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Safety is everyone’s responsibility; contribution from all employees is essential to success.
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We are all committed to building a culture of promoting and facilitating injury prevention.
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Environmental stewardship is an essential part of living our core value of Integrity.
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We strive to identify and implement best practices related to EHS.
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We will comply with all laws and set high standards for ourselves.
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We will measure and assess our performance, communicate our progress, and use employee input to improve.
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We will be open and transparent in our communications.

We endeavor to be a good corporate citizen, which means protecting our environment and complying with applicable environmental laws, rules, and regulations, including, without limitation, those pertaining to the proper storage, handling, and disposal of materials and wastes. Our commitment to protecting the environment may also extend beyond compliance with applicable law, through our efforts to reduce pollution, conserve water and energy, and support sustainable business practices.

For more information, please reference our Environmental Health & Safety Policy.

CODE OF ETHICS & BUSINESS CONDUCT 2024

XI.
PROTECTION & USE OF COMPANY ASSETS

All directors, officers and employees are responsible for the protection and appropriate use of Company assets, which include physical assets as well as proprietary information (such as trade secrets, patents, trademarks, and copyrights, business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports, including pricing ( “Proprietary Information”), and all other Confidential Information (as defined in Article XII below). Fraud, theft, embezzlement or other improper means of obtaining corporate funds by employees are unethical, illegal, and prohibited. Unless specifically authorized, you may not misuse or remove from our facilities any Company assets (e.g., furnishings, equipment, supplies, as well as property created, obtained or copied by the Company for its exclusive use such as files, reference materials and reports, computer software, data processing systems and data bases). All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

The Company’s products and services are also its property, and contributions an employee makes to their development and implementation while employed by the Company are Company property and remain Company property even if employment is terminated.

The integrity of the Company’s technology and data must not be compromised. Please exercise great care in protecting these assets against intentional or unintentional corruption. It is important that you prevent theft or misappropriation of Company property by taking frequent care to limit such losses by normal precautions and by handling Company assets in a prudent manner.

The Company reserves the right to access, review, delete, disclose or use any employee personal communications and other material stored in Company computers or telephones, and thus you should not have any expectation of privacy with respect to such communications and material.

XII.
PROTECTION OF CONFIDENTIAL INFORMATION & INTELLECTUAL PROPERTY

It is essential that our directors, officers and employees safeguard all confidential information entrusted to them by the Company or by its customers, suppliers or partners. “Confidential Information” includes all information disclosed to or known by a director, officer, or employee about the Company’s business that is not generally known to people outside of the Company, and may include financial data and related information, operational data and information, strategic information, sales and marketing information (including policies and procedures, pricing, product information, commission schedules, customer lists, leads, sources and/or lists, and sales forecasts and targets), the techniques, methods, and strategies by which the Company develops, markets, and/or sells any of its products or services, work product, materials, advertising and processes created or developed by the Company, concepts or ideas (whether or not patentable or copyrightable) conceived, made, developed, created, or put into practice which may be useful in, or

CODE OF ETHICS & BUSINESS CONDUCT 2024

related to, any business or product of the Company, the identity, contact information, and business dealings of customers, client prospects, products, guests, processes or services, the identity and contact information of any vendor, and any other information which reasonably can be considered confidential business information or trade secrets of the Company. Directors, officers and employees may not provide improper access to any Confidential Information or Proprietary Information to any other company or entity, including our competitors. Confidential Information and Proprietary Information should be discussed within the Company only on a strictly need-to-know basis.

Confidential Information must not be disclosed unless legally required or expressly authorized. If there is a need to disclose Confidential Information to any person outside the Company, such disclosure must be done only in conjunction with an enforceable non-disclosure agreement. Similarly, the Company’s rights in and to its Confidential Information and Proprietary Information must be protected by use of appropriate agreements whenever such data, technology and/or products are used, transferred or disclosed. Unauthorized use or distribution of Confidential Information is prohibited and could also be illegal and result in civil or criminal penalties.

XIII.
RECORDS MANAGEMENT & FINANCIAL INFORMATION DISCLOSURE

It is important to maintain Company records in a way that complies with all applicable laws, rules, and regulations, and allows for availability in case of litigation, audits, or investigation.

All employees are required to cooperate fully with any appropriately authorized internal or external audit or investigation. If you are requested to preserve documents in accordance with an investigation or legal hold, you should never withhold, tamper with, destroy, or fail to communicate relevant information.

Additionally, the Company’s periodic reports and other documents filed with the Securities and Exchange Commission (the “SEC”), including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

Each director, officer and employee who is involved in the Company’s disclosure process must:

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Be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and
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Take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

CODE OF ETHICS & BUSINESS CONDUCT 2024

In addition, because of their role in the Company, Finance Officers and Finance Department Personnel are also subject to the Code of Ethical Conduct for the Finance Officers and Finance Department Personnel attached hereto as Exhibit A.

XIV.
ACCURACY IN COMPANY RECORDS

All employees of the Company are responsible for ensuring the accuracy of our financial reporting. This responsibility extends to timesheets, orders, invoices, expense reports, and financial records. Financial forms must be completed accurately and honestly. No one should attempt to coerce, manipulate, mislead, or fraudulently influence anyone involved in auditing or reviewing financial statements. Any communication with audit groups, internal and external, should be cooperative, compliant, open, and honest.

XV.
CONFLICTS OF INTEREST & CORPORATE OPPORTUNITIES

Each director, officer and employee has the legal duty to carry out his or her responsibilities with the utmost good faith and loyalty to the Company and to advance the Company’s interest when the opportunity arises. A “conflict of interest” occurs when an individual’s interests (for example, financial gain, career development, or reputation advantage), or those of that individual’s immediate family, interfere in any way or even appear to interfere with the Company’s legitimate business interests or the individual’s ability to make objective and fair decisions when performing their job. Immediate family members include your spouse or former spouse; parents, stepparents, and grandparents (of both you and your spouse); children, stepchildren, and grandchildren (of you and your spouse) and their spouses; siblings and their spouses; and any others living in your household. In order to avoid potential conflicts of interest, employees should avoid any activity that could reasonably be expected to put them in a conflict situation.

Although not every situation contrary to this policy can be listed here, the following situations are prohibited:

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Competing against the Company.
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Serving as a consultant to or as a director, trustee, officer or employee of a company, organization or government agency that competes or deals with or is a supplier or vendor to or customer of the Company.
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Holding a significant financial interest (other than ownership of stock of a publicly held company where the amount owned is both less than 1% of the stock outstanding and worth less than $50,000) in a company doing business with or competing with the Company if you are in a position to influence the Company’s business transactions with that company.
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Accepting gifts, gratuities, entertainment, or any other business courtesies from any customer, competitor or supplier or vendor of goods or services to the Company, except to the extent they are lawful, consistent with marketplace practices, infrequent and nominal in amount and are not in cash or offered in consideration for an improper action or in a manner that could hurt the Company’s reputation for impartiality and fair dealing.
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Using for personal gain (including gains for the benefit of friends or family members), any business opportunities that are identified through your position with the Company.

CODE OF ETHICS & BUSINESS CONDUCT 2024

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Using Company property, information or position for personal gain (including gains for friends or family members). Having a personal interest or potential for gain in any Company transaction (excluding commissions or bonuses payable in accordance with a Company-approved compensation plan or agreement).
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Maintaining employment or any other relationship with another organization or engaging in any other business or activity that adversely affects your job performance at the Company.
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Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances.
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Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer, or their family members.
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Placing Company business or recommending that Company business is placed with a firm owned or controlled by a Company employee or his or her immediate family (as defined above).

If you are in doubt whether a situation or certain activity constitutes a conflict of interest, it is your responsibility to seek guidance. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Company’s senior legal officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Company’s senior legal officer with a written description of the activity and seeking the Company’s senior legal officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Company’s senior legal officer. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

XVI.
PROVIDING GIFTS AND OTHER GRATUITIES

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with current or potential suppliers, vendors or partners or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. “Business courtesies” is defined broadly to mean any gift, gratuity, favor, benefit, loan, commission, discount, forbearance, or other intangible or tangible item having monetary value for which fair market value is not paid by the recipient. Unless express permission is received from a supervisor or the Company’s senior legal officer, business courtesies cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not excessive in value. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Decisions about offering or accepting business courtesies from vendors or suppliers should be governed by local laws and regulations and further informed by local customs, discretion and good judgment. For country-specific requirements, please contact the Law Department. If there is any inconsistency between this guidance and local laws and regulations, the most restrictive standard applies.

CODE OF ETHICS & BUSINESS CONDUCT 2024

For business courtesies offered to customers, prospective customers, or other third parties, it is important first to ensure that it can be accepted by the customer under the customer’s internal ethics policies and guidelines. Employees should check with customers to be mindful of, and to comply with applicable customer restrictions. For public sector customers, meals, entertainment, and gifts must be pre-approved by the Law Department. Employees should not accept business courtesies that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

Business courtesies offered to customers, prospective customers, or other third parties must be properly recorded in our Company records and fully documented and approved in accordance with any applicable procurement and expense reimbursement policies. Expense submissions must be accurate and complete in all respects, including required documentation. When submitting expenses for meals and entertainment, the submission must identify the business purpose of the event and list the names and titles of all attendees (including employees).

Under some statutes, such as the U.S. Foreign Corrupt Practices Act (the “FCPA”), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. For questions or concerns, employees should contact the Law Department.

For more information, please reference our Business Courtesies Policy.

XVII.
AVOID BRIBERY AND CORRUPTION

We do not engage in bribery or other forms of corruption. Not only are they unethical, but they may also violate anti-bribery and anti-corruption laws where we do business which can result in lawsuits, substantial fines and penalties, and criminal prosecution. As a director, officer or employee, you should never accept or provide anything of value, directly or indirectly, in order to obtain an improper advantage or to retain or obtain business. You should also err on the side of caution, meaning you should avoid the appearance of unlawful activity even if there is no underlying unlawful conduct. This is especially true when dealing with governmental officials, political parties, and state-owned or state-controlled enterprises. All of these entities should be screened prior to entering into business transactions. Even after you begin conducting business, you should continue to monitor these relationships. Each director, officer and employee of the Company has a personal responsibility and obligation to conduct the Company’s business activities ethically and in compliance with the law. Failure to do so may result in disciplinary action, up to and including dismissal.

The Company is committed to maintaining an effective program of internal systems and controls to support compliance with the FCPA and similar laws contained in the Organization for Economic Cooperation and Development (“OECD”) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (“OECD Anti-Bribery Convention”) and the anti-corruption laws of all countries in which the Company conducts business. Together, the FCPA, OECD Anti-Bribery Convention and anti-corruption laws for the countries in which the Company does business are referred to as “Anti-corruption Laws.” The FCPA is intended to prevent bribery of foreign officials by representatives of U.S. companies for the purpose of securing a business advantage. It prohibits the payment or offering of anything of value directly or indirectly to a foreign government official, political party, party official or candidate for the purpose of influencing an official act of the person or the government in order to obtain such an

CODE OF ETHICS & BUSINESS CONDUCT 2024

advantage. It is the responsibility of each employee that may interact with non-U.S. government officials to become familiar with the requirements of the FCPA and to seek guidance prior to engaging the services of any consultant or marketing representative or making any offer or payments that might be in violation of the FCPA.

All directors, officers, employees and agents of Myers are responsible for understanding and complying with this Section as it relates to their jobs. It is the individual responsibility of each director, officer, employee and agent to:

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Comply with our Anti-Corruption Policy, the FCPA and other anti- corruption laws and this Code.
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Be familiar with applicable aspects of our Anti-Corruption Policy and communicate them to subordinates.
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Ask questions if this Section, our Anti-Corruption Policy or action required in a particular situation is unclear.
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Properly manage and monitor business activities conducted through third-parties.
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Be alert to indications or evidence of possible wrongdoing.
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Participate in training as directed.
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Promptly respond to requests for information from the Company or its agents relating to anti-corruption due diligence.
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Promptly report violations or suspected violations through appropriate channels.

Questions about this Section or how the Section may apply to particular circumstances should be directed to the Company’s senior legal officer.

For more information, please reference our Anti-Corruption Policy.

XVIII.
FAIR DEALINGS WITH CUSTOMERS, VENDORS & BUSINESS PARTNERS

We strive to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret, proprietary information, or confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Company’s senior legal officer.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

CODE OF ETHICS & BUSINESS CONDUCT 2024

XIX.
ANTITRUST & COMPETITION LAWS

Antitrust and competition laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. We comply with competition laws in all countries where we conduct business. These laws protect us, our customers and the public against unfair business practices that can restrict trade and reduce competition. Antitrust and competition laws generally prohibit:

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Agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;
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Agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and
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The acquisition or maintenance of a monopoly or attempted monopoly through anti- competitive conduct.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social. Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Company’s senior legal officer whenever you have a question relating to these laws.

XX.
EXPORT AND IMPORT CONTROLS, EMBARGOES, AND SANCTIONS

Many countries place controls and/or prohibitions on certain international transactions involving exports, re-exports, imports, and the disclosure of technical data to foreign persons. International transactions include the transfer or receipt of goods, technology, information, data, or software for any reason and by any means, including electronic transmission. Employees must comply with all such applicable laws, rules, and regulations. Prior to engaging in an international transaction, employees must ensure that the transaction complies with all applicable laws, rules and regulations.

Similarly, many countries restrict financial dealings with a large number of entities throughout the world and even entire countries. We must ensure full compliance with all economic sanctions and embargoes that restrict persons or corporations from doing business with certain individuals, groups, entities, or countries.

If you suspect any violation of controls, sanctions, or embargoes, promptly report to the Company’s senior legal officer.

XXI.
PREVENT MONEY LAUNDERING AND TERRORIST FINANCING

CODE OF ETHICS & BUSINESS CONDUCT 2024

We are committed to the prevention, detection, and reporting of money laundering and terrorist financing. Money laundering is the practice of funneling illegally obtained funds through legitimate businesses to hide their illegal origin. Groups and individuals that engage in nefarious dealings – including fraud, terrorist activity, drug dealing and human trafficking – frequently hide or try to cleanse their money by laundering it. This activity is illegal and is not permitted.

To ensure we are not supporting such practices, be sure to only conduct business with individuals and organizations after completing appropriate due diligence. Furthermore, immediately report any suspicious or unusual transaction activities, such as: (i) payments in cash; (ii) checks from unidentified third-parties; (iii) forms of payment that exclude identifying information; (iv) requests to transfer funds to or from countries or entities that are not related to the transaction or the customer; and (v) involvement with special financing institutions such as companies lacking a physical presence in any country, offshore banks, unlicensed money transmitters, and non-bank financial intermediaries.

If you observe any sign of money laundering or other illegitimate activity, immediately report the issue to the Company’s senior legal officer and only proceed if the concern has been completely resolved and documented.

XXII.
ADMINISTRATION & INTERPRETATION

The Company’s senior legal officer will administer this Code. All questions relating to this Code and the Company’s business practices in general should be directed to the Company’s senior legal officer.

XXIII.
OBTAINING MORE INFORMATION

Employees are expected to know and comply with this Code and the Company’s other policies and procedures. Employees who have questions about this Code or concerns regarding compliance have a duty to seek guidance. Employees should address such questions or concerns to their immediate supervisors or to the Company’s senior legal officer.

XXIV.
REPORTING VIOLATIONS

We are committed to an environment where open, honest communications are the expectation, not the exception. It is the responsibility of any employee having knowledge of any activity that is or may be in violation of this Code or any law or regulation applicable to the Company’s business to report such activity. Employees should make such reports to their immediate supervisors or to the Company’s senior legal officer. Violations of this Code by directors or executive officers must be reported to the Audit Committee. Our customers and vendors are also encouraged to report to the Company’s senior legal officer any activity that they believe is or may be in violation of this Code or any law or regulation applicable to the Company’s business.

The Company will not tolerate threats or retaliation against any directors, officers or employees who, in good faith, report, raise a concern or participate in good faith in the handling or investigation of a concern regarding an actual or suspected violation of this Code, policies, or any law or regulation applicable to the Company or who assist others in

CODE OF ETHICS & BUSINESS CONDUCT 2024

making any such report (even if the concern is eventually unsubstantiated). Raising an honest concern cannot be used as the reason for taking any adverse employment action, such as termination, demotion, reassignment, suspension, loss of benefits, threats or harassment.

Persons reporting potential violations should be aware that, while a Company representative receiving a report of a suspected violation will take steps to keep such report confidential, the need to investigate and correct any impropriety may require disclosure of the matter reported. Violations of the Code, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in disciplinary action, including termination of employment.

No director, officer or employee should be discharged, demoted, suspended, threatened, harassed, intimidated, coerced or retaliated against in any other manner as a result of raising in good faith or assisting in good faith in the handling or investigation of a complaint.

If you feel that you have been retaliated against, speak up. Our commitment against retaliation includes employees reporting through a government agency or in connection with an external investigation. Employees are encouraged to seek guidance regarding questions about whether conduct is appropriate in any particular situation from their supervisor, manager, or the Company’s senior legal officer.

Employees who wish to seek guidance anonymously and confidentially may contact the Myers EthicsPoint hotline, which was established by the Company’s Audit Committee. The hotline and the website portal are hosted by a third party hotline provider, EthicsPoint. The hotline and the website portal are confidential, provide anonymous reporting, and are available worldwide, 24 hours a day, 7 days a week for reporting concerns on ethics, compliance, or fraud.

Toll Free Hotline	877-285-4145
Website portal	http://Myers.ethicspoint.com

The information you provide to EthicsPoint will be sent to the Company by EthicsPoint on a totally confidential and anonymous basis if you choose. The Company guarantees that your comments will be heard.

XXV.
INVESTIGATION OF VIOLATIONS AND MISCONDUCT

Any report of alleged conduct prohibited by this Code of Conduct will be promptly and appropriately investigated by the Ethics committee, if reported via the EthicsPoint hotline, or by the Audit Committee, the relevant supervisor, or the Company’s senior legal officer, if reported directly to any of them. The Company reserves the right to use any lawful method of investigation that it deems necessary to determine whether any person has engaged in conduct that in its view interferes with or adversely affects its business. Directors, officers and employees are expected to cooperate fully with any investigation of any violation of law, the Company’s policies and procedures or this Code.

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XXVI.
ENFORCEMENT

The Company must ensure prompt and consistent action against violations of this Code. If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board. If, after investigating a report of an alleged prohibited action by any other person, the Ethics committee, in the case of matters reported via the EthicsPoint Hotline, or the relevant supervisor or the Company’s senior legal officer, if otherwise reported, determines that a violation of this Code has occurred, the matter will be reported to the Audit Committee. Upon receipt of a determination that there has been a violation of this Code, the Company will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

XXVII.
WAIVER OF THIS CODE

Only the Board may, in its discretion, waive a violation of this Code. Any waiver for a director or an executive officer shall be disclosed as required under SEC and New York Stock Exchange rules.

XXVIII.
AMENDMENT OF THIS CODE

This Code may be amended only by the Board.

Revision	Effective Date	Corporate Sponsor	Reason for Revision
Original	April 20, 2004
Rev 1	December 13, 2006		Amended and restated Certain Administrative Changes
Rev 2	October 26, 2012		Amended
Rev 3	Marc 7, 2014		Amended and Restated
Rev 4	April 22, 2016		Amended
Rev 5	March 2, 2017		Amended
Rev 6	August 1, 2020	Law Department	Amended and Restated
Rev 7	July 28, 2021	Law Department	Amended

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Rev 8	March 1, 2024	Law Department	Amended and Restated

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Acknowledgment of Receipt and Review

To be signed and returned to your Human Resources Representative.

I, _______________________, acknowledge that I have received and read a copy of the Myers Industries, Inc. Code of Ethics and Business Conduct (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Company’s senior legal officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

_______________________________ NAME _______________________________ PRINTED NAME _______________________________ DATE

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EXHIBIT A

CODE OF ETHICAL CONDUCT FOR THE FINANCE OFFICERS AND FINANCE DEPARTMENT PERSONNEL

The financial officers of Myers Industries, Inc. (“Myers”), being the Chief Financial Officer, Chief Executive Officer, President, Chief Operating Officer and persons in like positions (collectively, “Finance Officers”), as well as “Finance Department personnel” (as defined herein) for Myers, its divisions and subsidiaries (collectively, the “Company”), bear a special responsibility both inside and outside of the Company for promoting integrity throughout the Company. They have a special role both to elaborate these principles and to ensure that a culture exists throughout the Company that ensures fair and timely reporting of the Company’s financial results and condition.

For purposes of this Code, “Finance Department personnel” include all, but not limited to, of the following persons at the Company: (1) Controller, (2) Assistant Controller(s), (3) Treasurer, (4) Assistant Treasurer(s), (5) Risk Manager, (6) Director of Taxation, and (7) the principal accounting personnel at each subsidiary company and for each division.

Because of their special role, the Finance Officers and the Finance Department personnel are bound by this Code of Ethical Conduct for the Finance Officers and Finance Department Personnel (“Financial Code of Ethics”) and each must:

•
Act honestly and ethically to conduct themselves in an honest and ethical manner in their professional duties, including their handling of actual or apparent conflicts of interest between personal and professional relationships.
•
Provide information that is accurate, complete, objective, relevant, and timely to ensure full, fair, accurate, and timely, disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications.
•
Comply with applicable rules and regulations.
•
Promptly report in writing, by e-mail or telecopy, to the Chair of the Myers Disclosure Committee, Chair of the Myers Audit Committee, and/or the Myers senior legal officer, any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Financial Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

If you are concerned about maintaining anonymity, you may contact the Myers EthicsPoint toll free hotline at 877-285-4145, or access the Myers EthicsPoint website portal, both of which were established by the Company’s Audit Committee. The hotline and the website portal are available worldwide, 24 hours a day, 7 days a week for reporting concerns on ethics, compliance, or fraud.

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Violations of the Financial Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

It is against Company policy to retaliate against any employee for good faith reporting of violations of this Financial Code of Ethics.

Revision	Effective Date	Corporate Sponsor	Reason for Revision
Original	December 19, 2002
Rev 1	December 13, 2006		Amended and restated
Rev 2	October 12, 2012		Amended
Rev 3	April 22, 2016		Revised
Rev 4	August 1, 2020	Law Department	Amended and Restated
Rev 5	March 1, 2024	Law Department	Included with Amended and Restated Code